UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 29, 2010

Fabrinet

(Exact name of registrant as specified in its charter)

Cayman Islands	001-34775	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Walker House

87 Mary Street

George Town

Grand Cayman

KY1-9005

Cayman Islands

(Address of principal executive offices, including zip code)

+66 2-524-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 29, 2010, the board of directors of Fabrinet appointed Thomas Kelly as a Class II director, effective immediately. In addition, Mr. Kelly was appointed chairman of the audit committee of the board of directors.

Mr. Kelly will participate in Fabrinet’s standard non-employee director compensation arrangements. Under the terms of those arrangements, Mr. Kelly will receive annual cash compensation of $25,000 for serving on the board of directors, annual cash compensation of $15,000 for serving as chairman of the audit committee, $2,500 for each board meeting attended in person and $1,000 for each board meeting attended by teleconference. Mr. Kelly will also receive (1) an option to purchase 30,000 ordinary shares, which will vest and become exercisable over a four-year period, at a rate of 25% on the one-year anniversary of the vesting commencement date and then at a rate of 1/48th per month thereafter, and (2) restricted stock units with a fair market value of $10,740, which will vest in full on the last business day prior to Fabrinet’s 2010 annual meeting of shareholders. On the date of each annual meeting of shareholders commencing with Fabrinet’s 2010 annual meeting of shareholders, Mr. Kelly will be granted restricted stock units with a fair market value on the date of grant equal to $80,000, which will vest in full on the last business day prior to the subsequent year’s annual meeting of shareholders. In addition, Mr. Kelly will execute Fabrinet’s standard form of indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FABRINET

By:	/S/ MARK J. SCHWARTZ
Mark J. Schwartz Executive Vice President, Chief Financial Officer and Secretary

Date: November 4, 2010